(d)(1)(viii)

May 1, 2017

Voya Investors Trust	Voya Partners, Inc.
7337 E. Doubletree Ranch Rd.	7337 E. Doubletree Ranch Rd.
Suite 100	Suite 100
Scottsdale, AZ 85258	Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Portfolio Management Agreement dated October 24, 1997 and amended and restated January 21 2011, as amended, among Voya Investors Trust, Voya Investments, LLC, and T. Rowe Price Associates, Inc. (“T. Rowe Price”) on behalf of VY® T. Rowe Price Equity Income Portfolio (“TRP Equity Income Portfolio”), a series of Voya Investors Trust; and pursuant to the Investment Subadvisory Agreement dated December 14, 2000, as amended, between Voya Investments, LLC, and T. Rowe Price Associates, Inc., on behalf of VY® T. Rowe Price Growth Equity Portfolio, a series of Voya Partners, Inc. (“TRP Growth Equity Portfolio,” and together with TRP Equity Income Portfolio, the “Portfolios”), the sub-advisory fee rates for the Portfolios were reduced on June 1, 2010, and the sub-advisory fee rate for TRP Equity Income Portfolio was further reduced on May 1, 2011.  On November 18, 2014, T. Rowe Price executed a new Portfolio Management Agreement with respect to TRP Equity Income Portfolio and a new Investment Subadvisory Agreement with respect to TRP Growth Equity Portfolio.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual management fee for the Portfolios with a corresponding reduction (the “Reduction”) for the period from May 1, 2017 through May 1, 2018.  The Reduction shall be calculated as follows:

Reduction = 50% x (total aggregated savings in excess of $500,000 as a result of the sub-advisory fee schedule effective June 1, 2010 with respect to TRP Equity Income Portfolio and TRP Growth Equity Portfolio and effective May 1, 2011 with respect to TRP Equity Income Portfolio pro rata based on each Portfolio’s contribution to the amount saved)

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Boards of Trustees/Directors of the Registrants.

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Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Vice President
Voya Investments, LLC

Agreed and Accepted:
Voya Investors Trust
(on behalf of VY® T. Rowe Price Equity Income Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

Agreed and Accepted:
Voya Partners, Inc.
(on behalf of VY® T. Rowe Price Growth Equity Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President